Exhibit 10.7

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”), dated effective as of December 1, 2003, is entered into by and between OutBack Management Services, L.L.C., a Texas limited liability company (“OutBack”) and Worldwide Blue Ocean Wireless Communications, L.L.C., a Texas limited liability company (“WBOW”).

ARTICLE I
DEFINITIONS

1.1. “Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, “Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

1.2. “Confidential Information” shall have the meaning specified in Section 6.1.

1.3. “Parties” shall mean OutBack and WBOW (Party means either OutBack or WBOW).

1.4.  “Person” shall mean an individual, corporation, partnership, trust, association, or entity of any kind or nature.

1.5.  “Records” shall have the meaning specified in Section 2.4.

1.6.  “Services” shall have the meaning specified in Section 2.1.

ARTICLE II
SERVICES TO BE PROVIDED

2.1.  Exhibits.

(a) Exhibit A attached to and made a part of this Agreement describes the services to be provided by OutBack to WBOW, as designated from time to time by WBOW (the “Services”). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibit accurately. It is anticipated that the Parties will modify the Services from time to time.

(b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

2.2.  Independent Contractors.  OutBack will provide the Services either through its own resources or by contracting with independent contractors. To the extent that OutBack decides to provide a Service through an independent contractor, OutBack shall consult with and obtain the prior approval of WBOW.  Such approval shall not be unreasonably withheld and, if given, shall be given within 10 working days.

2.3.  Standard of Care.  In providing the Services hereunder, OutBack will act in accordance with the highest business and ethical standards, and will exercise the same degree of care and provide the same level of quality, responsiveness and timeliness as would be provided by an independent management service company.

2.4.  Records.  OutBack shall keep full and detailed confidential records dealing with all aspects of the Services performed by it hereunder (the “Records”) and shall provide access to the Records to WBOW management, counsel and auditors at all reasonable times.  Furthermore, OutBack shall maintain WBOW records confidential and segregated from the records of other companies, consistent with WBOW’s status as the subsidiary of a public company.

ARTICLE III
FEES

3.1.  General.  WBOW will pay to OutBack a monthly fee for the Services as set forth in the attached Exhibit (collectively, the “Fees”). The Fees constitute full compensation to OutBack for all charges, costs and expenses incurred by OutBack on behalf of WBOW in providing the Services.  Except as specifically agreed otherwise by WBOW, WBOW will not be responsible for any additional fees, charges, costs or expenses relating to the Services.

3.2.  Payments.  OutBack will deliver to WBOW, no later than the 10th day of each month, an invoice for the aggregate Fees incurred for the prior month. WBOW will pay to OutBack, no later than the 10th day following receipt of each such invoice, the aggregate Fees for such period.

ARTICLE IV
AUTHORITY; INFORMATION; COOPERATION; CONSENTS

4.1.  Authority.  Each Party warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of any Persons that are conditions to its entering into this Agreement.

4.2.  Information Regarding Services.  Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information. OutBack shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from WBOW that is required or reasonably requested regarding that Service.

4.3.  Cooperation.  The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country.  If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.  The Parties covenant and agree to deal with each other fairly and in good faith.

4.4.  Further Assurances.  Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE V
AUTHORITY AS AGENT

OutBack is hereby authorized to act as agent for WBOW for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. WBOW will execute and deliver to OutBack any document or other evidence which may be reasonably required by OutBack to demonstrate to third parties the authority of OutBack described in this Article V.

ARTICLE VI
CONFIDENTIAL INFORMATION

6.1.  Definition.  For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information of a Party or its Affiliates which by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.

6.2.  Nondisclosure.  Each of OutBack and WBOW agrees that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.  It is intended by the Parties that WBOW, by virtue of its status as a subsidiary of a public company, is to be the primary beneficiary of the confidentiality and nondisclosure obligations of this article VI.

6.3.  Ownership of Confidential Information.  All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE VII
TERM AND TERMINATION

7.1. Term.  This Agreement shall remain in effect for a term of 12 months, and shall renew automatically for successive 12-month terms thereafter, until such time as it has been terminated as to all Services in accordance with Section 7.2 below.

7.2. Termination.  Either Party may terminate this Agreement with respect to one or more Services under this Agreement by providing 30 days’ written notice to the other Party or as otherwise agreed between the Parties.

7.3. Transition Services.  OutBack agrees that, upon termination of this Agreement or any of the Exhibits, OutBack will cooperate in good faith with WBOW to provide WBOW (or its designee) with reasonable assistance to make an orderly transition, including the following:

(a) developing a transition plan with assistance from WBOW or its designee;

(b) providing training to WBOW personnel or its designee’s personnel to perform Services; and

(c) organizing and delivering to WBOW records and materials in electronic form as requested by WBOW.

ARTICLE VIII
INDEMNIFICATION

8.1.  Tax Indemnification by OutBack.  OutBack agrees to pay all withholding and other taxes required by any local, state or federal law with respect to OutBack’s employees, agrees to accept the exclusive liability for such taxes, and agrees to indemnify and hold harmless WBOW and its directors, officers, employees, agents or permitted assigns (each, a “WBOW Party”) against any such tax which may be assessed.

8.2  Indemnification by WBOW.  WBOW shall indemnify, defend and hold harmless OutBack, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, an “OutBack Party”) from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (collectively referred to as “Damages”), of third parties caused by or arising in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by the gross negligence of any OutBack Party.

8.3  Indemnification Procedures.  A party entitled to indemnification pursuant to this Agreement (an “Indemnified Party”) shall, with respect to any claim made against such Indemnified Party for which indemnification is available, notify the other party (the “Indemnifying Party”) in writing of the nature of the claim as soon as practicable but not more than ten days after the Indemnified Party receives notice of the assertion of the claim.  Upon receipt of notice of the assertion of a claim, the Indemnifying Party may, at its option, assume the defense of the claim, and if so, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel and to participate in, and to control any such action, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party.  An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim. Each of the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.  For purposes of this section 8.3, references to a “claim” shall be construed broadly, so as to encompass all claims made against the Indemnified Party in a legal action for which indemnification is available under this article VIII.  The Indemnifying Party shall pay all amounts for which it is responsible under this article VIII, promptly and in any event within 10 days of the date any such amounts are incurred.

ARTICLE IX
DISPUTE RESOLUTION

If the Parties are unable to resolve any service or performance issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the chief financial officer of WBOW and the senior financial executive of OutBack will meet promptly to review and resolve those issues in good faith.  If there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, and such matter has not been resolved by the Parties’ executives within sixty (60) days of receipt of notice of such breach, the Parties (or either of them) shall submit such matter to the American Arbitration Association (“AAA”) in Dallas, Texas for resolution by a panel of three neutral arbitrators under the commercial arbitration rules of the AAA.

ARTICLE X
MISCELLANEOUS

10.1.  Governing Law.  This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

10.2.  Assignment.  This Agreement is not assignable in whole or in part by OutBack without the prior written consent of WBOW.

10.3  Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

10.4.  Entire Agreement.  Each of the parties represents that no promise or agreement which is not expressed in this Agreement, has been made to such party in executing this Agreement, and none of the parties is relying upon any statement or representation not contained in this Agreement.  This Agreement, including the attached Exhibits,  constitutes the entire understanding among the parties hereto relative to the subject matter hereof, superseding any and all prior agreements, arrangements, and understandings, written or oral, between the parties.  This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first set forth above.

WORLDWIDE BLUE OCEAN WIRELESS COMMUNICATIONS, L.L.C.

By:	/s/ Marcus Taber Wetz

Name:

Title:	Secretary

OUTBACK MANAGEMENT SERVICES, L.L.C.

By:	/s/ John Mills

Name:

Title:	President

EXHIBIT A

SERVICES & FEES AS OF DECEMBER 1, 2003

Services	Fees
Mr. John Mills’ services as and Mr. Charlie Parker’s services as	• $7,500 per month
• Up to $100,000 of depreciation expense, per year

•                                          Bonus, determined on a calendar quarter-by-calendar quarter basis, and payable in dollar equivalence of Ocean Resources, Inc. common stock, equal to 20% of WBOW earnings before interest, taxes, depreciation and amortization (EBITDA).  Payment of bonus is conditioned upon WBOW’s meeting the EBITDA targets in accordance with the following table:

	Calendar Quarter	EBITDA
	Q1 2004	$ 15,000 in any month
	Q2 2004	$ 25,000 average per month
	Q3 2004	$ 35,000 average per month
	Q4 2004	$ 50,000 average per month